Exhibit 99.1

2020 Calamos Court
Naperville, IL 60563-2787
www.calamos.com
News Release

FOR IMMEDIATE RELEASE
Contact:
Maryellen Thielen
Calamos Asset Management, Inc.
630.955.4830
Calamos Asset Management, Inc. Announces Completion of Subsidiary’s $375 Million Private Debt Offering
     NAPERVILLE, Ill., July 16, 2007 – Calamos Asset Management, Inc. (NASDAQ: CLMS) today announced that its subsidiary, Calamos Holdings LLC, has completed a private debt offering of $375 million aggregate principal amount of senior unsecured notes.
     The offering had three tranches: $197 million aggregate principal amount of 6.33 percent senior unsecured notes due 2014, $85 million aggregate principal amount of 6.52 percent senior unsecured notes due 2017, and $93 million aggregate principal amount of 6.67 percent senior unsecured notes due 2019. The notes were sold in a private placement to various institutional investors. Calamos intends to use the net proceeds of the offering to develop and invest in its products, including new and existing mutual funds and alternative investment products, and for general corporate purposes.
     The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This news release is neither an offer to sell, or the solicitation of an offer to buy, the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds. Its subsidiary, Calamos Holdings LLC, is the parent company of the Calamos operating subsidiaries.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
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